Exhibit 99.1

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO Financial Group, Inc.'s Board of Directors Authorizes $100 Million Increase in Share Repurchase Program

Carmel, Ind., February 29, 2012 - CNO Financial Group, Inc. (NYSE: CNO) today announced that its board of directors has approved an additional $100 million to repurchase the company's outstanding common stock. This amount is in addition to the approximately $30 million remaining on its previous authorization, for a combined repurchase authority totaling $130 million. The program is intended to be implemented through purchases made from time to time in either the open market or through private transactions, in accordance with Securities and Exchange Commission requirements. The amount and timing of the share repurchases (if any) will be based on business and market conditions and other factors. As of December 31, 2011, CNO had approximately 241 million shares outstanding.

Ed Bonach, CEO, said, “We are pleased that our strong financial position and our continued generation of cash and excess capital have enabled us to be in a position to continue to repurchase shares.” Under the provisions of its senior credit facility, CNO is required to prepay the lenders an amount equal to the cost of any shares purchased under the share repurchase program if the company's debt to total capitalization ratio is greater than 17.5%. If CNO's debt to total capitalization ratio is equal to or less than 17.5% but greater than 12.5%, the amount of the mandatory prepayment is $0.50 per $1.00 of share repurchases, and the mandatory prepayment obligation does not apply if CNO's debt to total capitalization ratio is equal to or less than 12.5%. At December 31, 2011, CNO's debt to total capitalization ratio was 17.1%.

About CNO

CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement. For more information, visit CNO online at www.CNOinc.com.

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